EXHIBIT 99

MEDIA CONTACT:
Peggy A. Palter
(847) 286-8361

FOR IMMEDIATE RELEASE:
July 21, 2000

SEARS REPORTS RECORD SECOND QUARTER 2000 EARNINGS
Strong Retail and Credit Businesses Drive 29 Percent Earnings Per Share Increase

HOFFMAN ESTATES, Ill. -- Sears, Roebuck and Co. (NYSE: S) reported record second-quarter 2000 net income of $388 million, or $1.11 per share, compared with reported 1999 second-quarter net income of $331 million, or $0.86 per share, an increase of 29 percent on a per share basis.

The increase in earnings per share was primarily due to strength in Sears retail and credit businesses coupled with the company's share repurchase program. In retail, robust hardlines sales and improved selling and administrative expenses resulted in operating income growth of 9.8 percent over the second quarter of the prior year. Credit operating income increased by 26.3 percent due to higher revenues, improved portfolio quality, securitization activity, and reductions in selling and administrative expense. Operating income in the company's home services business also improved over 1999.

"We continue to benefit from the strength of our retail and credit businesses, which both contributed to strong growth in operating income and record earnings this quarter," said Chairman and Chief Executive Officer Arthur C. Martinez. "In our retail business, we posted solid sales growth and lower selling and administrative expenses, while our credit business saw further improvement in portfolio quality and lower operating costs. Our strong cash flow allowed us to repurchase over 10 million shares of Sears stock during the quarter and our return on equity over the last twelve months has expanded to 25.1 percent."

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SEARS/ADD ONE

For the first six months of 2000, net income was $623 million or $1.76 per share, compared with $477 million or $1.24 per share for the first half of last year, an increase of 42 percent on a per share basis.

Revenues

Revenues for the second quarter of 2000 increased 4.6 percent to $10.08 billion, compared with $9.64 billion for the same period a year ago. The revenue increase was primarily due to improvements in Sears full-line and dealer stores, Sears Canada and credit. Domestic comparable store sales increased 2.7 percent.

"In the second quarter, we continued to see strong momentum in our hardlines business led by appliances and electronics," said Martinez. "In softgoods, footwear, fine jewelry, cosmetics and fragrances showed solid growth but, consistent with difficult industry trends, were offset by apparel results. The Great Indoors and Sears dealer stores also enjoyed strong performance for the quarter."

Revenues in the services segment, which include Sears Home Services and Sears Direct Response businesses, were $732 million in the quarter, roughly flat with a year ago. Sears Canada's revenue increased 9.8 percent, to $1.02 billion in the second quarter of 2000, due to strong comparable store sales growth in its full-line retail stores. Second quarter domestic credit revenues increased 6.2 percent from a year ago, to $1.03 billion. The increase primarily reflects improved yield and higher securitization revenue.

All revenue amounts reflect the application of SEC Staff Accounting Bulletin 101 (SAB 101), which affected the classification of revenue and related costs of licensed businesses. There was no effect on operating income related to the implementation of SAB 101.

Gross margin and selling and administrative costs

Consolidated gross margin as a percent of merchandise sales and services was 26.4 percent in the second quarter of 2000 compared with 27.1 percent in the comparable 1999 period. The change reflects a decrease in retail margins partially offset by improvements in the services margin rate.

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SEARS/ADD TWO

Retail gross margin declined in the second quarter primarily due to increased markdown activity and a higher sales mix of hardlines products.

Selling and administrative expense as a percentage of total revenues was 21.0 percent in the second quarter of 2000 compared to 21.4 percent in the prior year period. The improvement reflects selling and administrative expense leverage across all segments, partially offset by increased investment in on-line initiatives and integration costs associated with Sears Canada's acquisition of Eatons.

Provision for uncollectible accounts

In the second quarter of 2000, the consolidated provision for uncollectible accounts was $215 million, flat with the second quarter of 1999. The domestic allowance for doubtful accounts remained at $725 million, consistent with the year-end 1999 and first quarter 2000 levels.

Sears, Roebuck and Co. is a leading retailer of apparel, home and automotive products and services, with annual revenue of nearly $40 billion. The company serves families across the United States through approximately 860 full-line department stores, more than 2,100 specialized retail locations, and a variety of online offerings accessible through the company's Web site, www.sears.com. Sears, Roebuck and Co. owns a majority stake in Sears Canada.

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SEARS, ROEBUCK AND CO.
CONSOLIDATED INCOME

	For the 13 Weeks Ended			For the 26 Weeks Ended
	July 1, 2000 and July 3, 1999			July 1, 2000 and July 3, 1999
(millions, except earnings per share)	2000	1999 *	% Change	2000	1999 *	% Change

Revenues
Merchandise and services	$ 8,975	$ 8,599	4.4%	$ 16,804	$ 16,127	4.2%
Credit revenues	1,101	1,037	6.2%	2,245	2,165	3.7%
Total revenues	10,076	9,636	4.6%	19,049	18,292	4.1%

Costs and expenses
Cost of sales, buying and occupancy	6,606	6,271	5.3%	12,475	11,929	4.6%
Selling and administrative	2,112	2,058	2.6%	4,066	3,977	2.2%
Depreciation and amortization	210	215	-2.3%	419	424	-1.2%
Provision for uncollectible accounts	215	215	0.0%	460	506	-9.1%
Interest	310	313	-1.0%	626	647	-3.2%
Total costs and expenses	9,453	9,072	4.2%	18,046	17,483	3.2%

Operating income	623	564	10.5%	1,003	809	24.0%
Other income, net	5	(12)	-	6	(14)	-

Income before income taxes and
minority interest	628	552	13.8%	1,009	795	26.9%

Income taxes	(232)	(209)	11.0%	(372)	(301)	23.6%

Minority interest	(8)	(12)	-33.3%	(14)	(17)	-17.6%

Net income	$ 388	$ 331	17.2%	$ 623	$ 477	30.6%

Earnings per share:

Basic	$ 1.12	$ 0.87	28.7%	$ 1.77	$ 1.25	41.6%

Diluted	$ 1.11	$ 0.86	29.1%	$ 1.76	$ 1.24	41.9%

Average common and dilutive common
equivalent shares outstanding	348.4	383.6		354.2	384.4

*	1999 amounts restated to reflect licensed business operations under SEC Staff Accounting Bulletin No. 101 (SAB 101). The restatement reclassified amounts within the statement of income but did not affect operating income or net income.

SEARS, ROEBUCK AND CO.
CONSOLIDATED BALANCE SHEET

(millions)
	July 1,	July 3,	January 1,
	2000	1999	2000
Assets
Current Assets
Cash and cash equivalents	$ 345	$ 397	$ 729
Retained interest in transferred credit card receivables	1,985	3,600	3,144
Credit card receivables, net	17,125	16,771	18,033
Other receivables	311	384	404
Merchandise inventories	5,628	5,000	5,069
Prepaid expenses and deferred charges	561	604	579
Deferred income taxes	764	729	709
Total current assets	26,719	27,485	28,667

Property and equipment, net	6,345	6,332	6,450
Deferred income taxes	318	531	367
Other assets	1,487	1,502	1,470
Total assets	$ 34,869	$ 35,850	$ 36,954

Liabilities
Current liabilities
Short-term borrowings	$ 2,557	$ 3,814	$ 2,989
Current portion of long-term debt and capitalized leases	2,338	612	2,165
Accounts payable and other liabilities	6,319	5,977	6,992
Unearned revenues	1,086	950	971
Other taxes	462	451	584
Total current liabilities	12,762	11,804	13,701

Long-term debt and capitalized leases	12,245	14,042	12,884
Postretirement benefits	2,070	2,258	2,180
Minority interest and other liabilities	1,343	1,463	1,350
Total liabilities	28,420	29,567	30,115

Commitments and Contingent Liabilities

Shareholders' Equity
Common shares	323	323	323
Capital in excess of par value	3,542	3,566	3,554
Retained income	6,414	5,149	5,952
Treasury stock - at cost	(3,418)	(2,233)	(2,569)
Deferred ESOP expense	(113)	(160)	(134)
Accumulated other comprehensive income	(299)	(362)	(287)
Total shareholders' equity	6,449	6,283	6,839

Total liabilities and shareholders' equity	$ 34,869	$ 35,850	$ 36,954

Total common shares outstanding	343.0	380.3	369.1

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION

(millions, except number of stores)
		For the 13 Weeks Ended			For the 26 Weeks Ended
		July 1, 2000 and July 3, 1999			July 1, 2000 and July 3, 1999
		2000	1999	% Change	2000	1999	% Change
Total Revenues:
Retail		$ 7,290	$ 6,997	4.2%	$ 13,603	$ 13,131	3.6%
Services		732	736	-0.5%	1,355	1,383	-2.0%
Credit		1,033	973	6.2%	2,104	2,036	3.3%
International		1,021	930	9.8%	1,987	1,742	14.1%
Total revenues		$ 10,076	$ 9,636	4.6%	$ 19,049	$ 18,292	4.1%

Operating income as reported:
Retail		$ 190	$ 173	9.8%	$ 193	$ 104	85.6%
Services		99	94	5.3%	164	169	-3.0%
Credit		398	315	26.3%	780	610	27.9%
Corporate		(94)	(63)	49.2%	(182)	(136)	33.8%
International		30	45	-33.3%	48	62	-22.6%
Total operating income		$ 623	$ 564	10.5%	$ 1,003	$ 809	24.0%

		July 1,	July 3,
		2000	1999

Domestic inventories	-LIFO	$ 5,033	$ 4,491
	-FIFO	$ 5,653	$ 5,183

		For the 13 Weeks Ended			For the 26 Weeks Ended
		July 1, 2000 and July 3, 1999			July 1, 2000 and July 3, 1999

Pretax LIFO charge		$ 12	$ 12		$ 24	$ 24

		Jan. 1,			July 1,
Domestic retail stores:		2000	Opened	Closed	2000
Full-line stores		858	3	(3)	858
Specialty formats		2,153	44	(23)	2,174
Total		3,011	47	(26)	3,032

Gross square feet		146.4	0.8	(0.6)	146.6

SEARS, ROEBUCK AND CO.
SUPPLEMENTAL INFORMATION - CREDIT SEGMENT
(millions)

The following credit information relates to the domestic managed portfolio of credit card receivables which is comprised of on-book credit card receivables, credit card receivables underlying retained interest securities and securities which have been sold to third parties.
The effective financing rate is based on both domestic on-book debt of the company and securitization interest of the Sears Master
Trust.

	For the 13 weeks ended		For the 26 weeks ended
	July 1, 2000 and July 3, 1999		July 1, 2000 and July 3, 1999
	2000	1999	2000	1999
Average domestic credit card receivables:
Managed credit card receivables	$ 25,244	$ 26,469	$ 25,698	$ 27,039
Securitized balances sold	(6,367)	(6,566)	(6,420)	(6,529)
Retained interest in transferred
credit card receivables	(2,695)	(3,765)	(2,889)	(4,040)
Owned credit card receivables	$ 16,182	$ 16,138	$ 16,389	$ 16,470

	July 1,	July 3,
	2000	1999
Ending domestic credit card receivables:
Managed credit card receivables	$ 25,144	$ 26,103
Securitized balances sold	(6,893)	(6,381)
Retained interest in transferred
credit card receivables	(1,985)	(3,600)
Other receivables	58	104
Owned credit card receivables	$ 16,324	$ 16,226

	For the 13 weeks ended		For the 26 weeks ended
	July 1, 2000 and July 3, 1999		July 1, 2000 and July 3, 1999
Domestic managed credit card receivables-	2000	1999	2000	1999
Net interest margin:
Portfolio yield	19.71%	19.37%	19.98%	19.61%
Effective financing rate	5.91%	5.74%	5.91%	5.73%
Net interest margin	13.80%	13.63%	14.07%	13.88%

Domestic managed net charge-off rate (1)	5.09%	7.11%	5.39%	7.08%

	2000		1999
	July 1, 2000	Apr. 1, 2000	Jan. 1, 2000	Oct. 2, 1999	July 3, 1999

Domestic managed credit card receivables-
Delinquency rate (1)	7.15%	7.20%	7.58%	7.57%	7.29%

Allowance for uncollectible accounts	$ 725	$ 725	$ 725	$ 773	$ 850

Allowance % of domestic owned credit
card receivables	4.46%	4.48%	4.26%	4.78%	5.27%

(1) The 1999 domestic managed net charge-off rate includes all of the accounts in the domestic portfolio. Twelve percent of the accounts were converted to the new Total Systems Services, Inc. ("TSYS") account processing system in October 1998, 38%
were converted in March 1999, and 50% were converted in April 1999. Balances are generally charged-off earlier under the
TSYS system than under the proprietary system. Delinquency rates calculated on the Company's pre-TSYS proprietary system are not comparable to delinquencies calculated on the TSYS system due to differences in methodology. For a description of the anticipated effects on delinquency rates of the TSYS conversion, see Sears quarterly report on Form 10-Q dated May 14, 1998.